Exhibit 99.2

Healthcare Triangle, Inc. Announces Closing of $13.0 Million Initial Public Offering

October 15, 2021 19:44 ET | Source: Healthcare Triangle, Inc.

PLEASANTON, Calif., Oct. 15, 2021 (GLOBE NEWSWIRE) -- Healthcare Triangle, Inc. ("HTI" or the "Company"), a leader in the public cloud for Hospitals, Health Systems and Life Sciences today announced the closing of its previously announced initial public offering of 3,262,500 shares of common stock (the “Common Stock”) at a public offering price of $4.00 per share, for aggregate gross proceeds of approximately $13.0 million, prior to deducting underwriting discounts, commissions, and offering expenses. The underwriters have until November 26, 2021 to exercise their over-allotment option to purchase up to an additional 489,375 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Company’s shares are listed on The Nasdaq Capital Market under the symbol “HCTI.” Trading in the Company’s shares began on October 13, 2021.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book-running manager for the offering.

Electronic copies of the final prospectus relating to this offering, when available, may be obtained from EF Hutton, a division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthcare Triangle, Inc. (HTI)

Healthcare Triangle, Inc.™ (HTI) is a leading healthcare information technology company focused on advancing innovative, industry-transforming solutions in the areas of cloud services, data science, professional and managed services for the healthcare and life sciences industry. HTI reinforces healthcare progress by enabling the adoption of new technologies, data enlightenment, business agility, and response to the immediate business needs of healthcare organizations. Visit www.healthcaretriangle.com for more information.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Risk Factors section of the Company's Registration Statement and preliminary prospectus for the offering filed with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Healthcare Triangle, Inc. Contact:

For Media Enquiries:

Michael Campana

michael.c@healthcaretriangle.com

Healthcare Triangle, Inc. Investor Relations:

John McNamara

john@tradigitalir.com

917-658-2602